EXHIBIT J


                                            PHEMUS CORPORATION
                                            600 Atlantic Avenue
                                            Boston, MA 02110


                                            September 19, 1995


S.G. Warburg & Co. Inc.
277 Park Avenue
New York, New York  10172

Howard, Weil, Labouisse,
  Friedrichs Incorporated
Energy Centre
1100 Poydras Street, Suite 900
New Orleans, Louisiana  70163

Petrie Parkman & Co., Inc.
475 Seventeenth Street, Suite 1100
Denver, Colorado  80202

     Re:  Agreement Not to Sell Stock

Dear Sirs:

     This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") among Cairn Energy USA, Inc., a Delaware corporation (the "Company"), Phemus Corporation, a Massachusetts membership corporation (the "Selling Stockholder"), and S.G. Warburg & Co. Inc., Howard, Weil, Labouisse, Friederichs Incorporated and Petrie Parkman & Co., Inc. (collectively, the "Underwriters"), relating to an underwritten public offering of shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

     In order to induce you to enter into the Underwriting Agreement, and in recognition of the benefits of the contemplated Common Stock offering to the Company, the undersigned hereby covenants and agrees with the Underwriters, the Company and the Selling Stockholder, and shall be deemed to represent and warrant to the Underwriters on the date on which the Underwriting Agreement is executed and on each date on which any Shares are sold under the Underwriting Agreement, as follows:

          The undersigned will not, without the prior written consent of S.G. Warburg & Co. Inc. for a period of 180 days following the date of the prospectus first used to confirm sales of Shares (the "Prospectus") (x) directly or indirectly sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of or transfer, or announce any offering of the shares of Common Stock or any securities (debt or equity) convertible into or exchangeable or exercisable for Common Stock other than transfers to wholly-owned affiliates, or (y) cause to be filed any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing.

     If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                              Yours very truly,

                              PHEMUS CORPORATION



                              By _________________________
                                 Authorized Signatory



                              By _________________________
                                 Authorized Signatory